Exhibit 16.1

February 25, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Helio Corporation

We have read the statements made by Helio Corporation (the “Company”) under Item 4.01(a) of its Current Report on Form 8-K dated February 26, 2026, to be filed with the Securities and Exchange Commission, regarding the dismissal of Astra Audit & Advisory, LLC as the Company’s independent registered public accounting firm.

We agree with the statements made in Item 4.01(a) of such Current Report on Form 8-K insofar as they relate to our firm. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

Astra Audit & Advisory, LLC

By:	/s/ Astra Audit & Advisory, LLC
Name:	Tom Bellante, CPA
Title:	Audit Partner